                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                      CENTURION WIRELESS TECHNOLOGIES, INC.

                                   ARTICLE ONE

                  The name of the corporation is Centurion Wireless Technologies, Inc. (hereinafter called the "Corporation").

                                   ARTICLE TWO

                  The address of the Corporation's registered office in the state of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE THREE

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

                  The total number of shares which the Corporation shall have the authority to issue is 15,250,000, which consists of: 160,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the "SERIES A CONVERTIBLE PREFERRED STOCK"), 90,000 shares of Series B Redeemable Preferred Stock, par value $0.01 per share (the "SERIES B REDEEMABLE PREFERRED STOCK", 1,500,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the "SERIES C CONVERTIBLE PREFERRED STOCK" and together with the Series A Convertible Preferred Stock and the Series B Redeemable Preferred Stock, "THE PREFERRED STOCK") and 13,500,000 shares of common stock $0.01 par value (the "COMMON STOCK").

                  As used in this Article Fourth, "COMMON STOCK" means the Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  Set forth below is a statement of the preferences, limitations and relative rights of each class and series of stock of the Corporation. Unless otherwise indicated, all cross-references in each subdivision of this Article Fourth refer to other paragraphs in such subdivision.


                               I. PREFERRED STOCK

         1.       DIVIDENDS.

                  A.       SERIES A CONVERTIBLE PREFERRED STOCK.

                           (1) Dividends on each share of Series A Convertible
Preferred Stock (each a "SERIES A SHARE") shall accrue at an annual rate determined in accordance with clause (2) below (the "DIVIDEND RATE"), during each of the Corporation's fiscal years (or part thereof) during which the Series A Convertible Preferred Stock is outstanding, per annum on the amount of $100 (the "SERIES A STATED VALUE"). Subject to clause (3) below, such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment thereof. To the extent that such payment is not prohibited pursuant to any agreement between the Corporation and the Corporation's primary lender (such agreement, a "SENIOR LOAN AGREEMENT ") , such dividends will be payable in cash with respect to any fiscal year (or part thereof) within 30 calendar days following the Corporation's receipt of the audited financial statements (the "ANNUAL FINANCIAL STATEMENTS") for such fiscal year (a "SERIES A PAYMENT DATE") and, notwithstanding the preceding two sentences, only in the event that the Annual Financial Statements with respect to any such fiscal year demonstrate that the Corporation generated EBITA for such fiscal year of at least $10,000,000 (subject to adjustment as provided in clauses (5) and (7) below) (the "EBITA TARGET"). In the event that the payment of any dividend that would otherwise be payable in cash hereunder is prohibited by the terms of any Senior Loan Agreement, such dividend shall be cumulated and paid by the Corporation on the earliest date that such payment is not prohibited by any such agreement. To the extent that the Corporation does not have EBITA of at least $10,000,000 (subject to adjustment as provided in clauses (5) and (7) below) in any fiscal year then the dividends that would otherwise be payable with respect to such fiscal year shall be cumulated or canceled in accordance with clause (3) below. For purposes hereof, "EBITA" with respect to any period shall mean net income of the Corporation and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied ("GAAP"), plus (i) interest expense for such period, (ii) taxes incurred during such period and (iii) expenses during such period arising from the amortization of good will and other intangible assets, in each case, determined with respect to the Corporation and its subsidiaries on a consolidated basis in accordance with GAAP, consistently applied; provided, that in calculating EBITA for purposes hereof the Corporation shall exclude (i) any expenses that are related to the increase in the book value of any asset arising from an accounting adjustment or other similar changes made in connection with or as the result of the recapitalization of the Corporation in connection with which the Series A Convertible Preferred Stock was originally issued (the "RECAPITALIZATION"), (ii) any transaction related expenses incurred by or assumed by the Corporation in connection with or as the result of the Recapitalization, (iii) all fees and expenses payable to directors of the Corporation, (iv) all amounts regarding capitalized tooling greater than $500,000, and (v) all fees payable to the Corporation's primary lender (which primary lender shall initially be IBJ Schroder Bank & Trust Company) pursuant to the terms and conditions of any Senior Loan Agreement.

                           (2) The Dividend Rate shall be equal to 7%, except to
the extent that such rate is adjusted in accordance with this clause (2) or clause (3). To the extent that the Corporation's EBITA for any given fiscal year exceeds the EBITA Target then the Dividend Rate that will be used for calculating the dividends payable on the Series A Convertible Preferred Stock with respect to such fiscal year shall be increased in accordance with the following formula (expressed as a percentage, provided that in no event will the Dividend Rate exceed 10%):



Dividend Rate  =  .07 + (Actual EBITA - EBITA Target X   .01)
                                      1,000,000



                  For example, assume Actual EBITA is equal to $12,500,000, the Dividend Rate for the applicable fiscal year would be:


Dividend Rate  =  .07 +($12,500,000 - $10,000,000 X  .01)
                                      1,000,000

                     =  .07 + .025

Dividend Rate  =  .095 = 9.5%


                           (3) In the event that EBITA in any fiscal year is
less than 80% of the EBITA Target then the dividends that were accrued with respect to the Series A Convertible Preferred Stock for such fiscal year shall be canceled and will not be payable with respect to the Series A Convertible Preferred Stock. To the extent that EBITA in any fiscal year is equal to or greater than 80% of the EBITA Target, but less than the EBITA Target, then (a) a portion of the dividends that were accrued with respect to the Series A

Convertible Preferred Stock that is equal to the product of (i) the dividends accrued with respect to such year multiplied by (ii) the quotient obtained by dividing (x) the actual EBITA obtained in such fiscal year by (y) the EBITA Target (such product, the "REALIZED AMOUNT"), shall cumulate and be payable in cash on the first date when cash dividends are payable with respect to the Series A Convertible Preferred Stock in accordance with clause (1) above and (b) the portion of the dividends equal to the difference between the amount of dividends (i) that were accrued with respect to the Series A Convertible Preferred Stock for such fiscal year and (ii) equal to the Realized Amount shall be canceled and not payable.

                           (4) Except as otherwise provided herein, if at any
time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Convertible Preferred Stock, such payment shall be distributed pro rata among the holders of the Series A Convertible Preferred Stock based upon the number of Series A Shares held by each such holder.

                           (5) Prior to the sale of any assets of the
Corporation or any of its subsidiaries (an "ASSET SALE") (other than a sale of inventory of the Corporation or its subsidiaries in the ordinary course of business) the Board of Directors of the Corporation shall by a vote of a majority of its members determine (in good faith and based upon the financial statements of the Corporation from the immediately preceding fiscal year) what portion of the EBITA from such fiscal year was directly attributable to the assets proposed to be sold (the "CONTRIBUTED EBITA"). In the event that the Board determines in connection with any Asset Sale that the Contributed EBITA was equal to an amount in excess of 15% of the total EBITA of the Corporation then, except as provided in the next sentence, the EBITA Target shall be adjusted downward by a percentage equal to the Contributed EBITA (e.g. if the Contributed EBITA was equal to 20%, the EBITA Target will be adjusted downward by 20%). The EBITA Target will not be adjusted if (a) in connection with an Asset Sale the Board of Directors determines that the Contributed EBITA was less than 15% of the total EBITA of the Corporation and its subsidiaries in the prior fiscal year or (b) the Corporation reinvests at least 66.67% of the proceeds of such Asset Sale in operating assets reasonably expected to contribute to EBITA within 180 days of the closing of the Asset Sale.

                           (6) If, within ten (10) days of the determination of
EBITA by the Corporation, the holders of Series A Shares deliver, in good faith, a written objection to the determination of EBITA to the Corporation, the Corporation and the holders of Series A Shares shall attempt, in good faith, to negotiate a resolution to such objection. If the Corporation and the holders of Series A Shares are unable to resolve such objection within ten (10) days after delivery of the written objection to the Corporation by the holders of Series A Shares, the Corporation and the holders of Series A Shares shall retain a "big six" accounting firm (the "ARBITRATING ACCOUNTANT") to resolve such objection. The determination of EBITA by the Arbitrating Accountant shall be conclusive and binding upon the holders of Series A Shares and the Corporation. The Corporation shall provide the Arbitrating Accountant with access to all documents, records, work papers, facilities and personnel as may be necessary for the Arbitrating Accountant to determine EBITA. The fees and expenses of the Arbitrating Accountant shall be shared equally by the holders of Series A Shares and by the Corporation; provided, that if the final determination of the Arbitrating Accountant is that the EBITA is equal to an amount which is within 10% of the EBITA calculation proposed by the Corporation, then the fees and expenses of the Arbitrating Accountant shall be borne solely by the holders of Series A Shares.

                           (7) In the event that it becomes necessary to
determine EBITA for a period that is less than one (1) fiscal year, such amount shall be annualized for the purpose of determining EBITA in clause (1) above.

                  B.       SERIES B REDEEMABLE PREFERRED STOCK.

                           (1) Dividends on each share of Series B Redeemable
Preferred Stock (each a "SERIES B SHARE") shall accrue and compound on a quarterly basis at the rate of 11% per annum whether or not such dividends are declared by the Board of Directors (subject to increase with respect to any given fiscal year of the Corporation in accordance with clause (2) below, (the "SERIES B DIVIDEND RATE")) on the sum of (a) $100 (the "SERIES B STATED VALUE") plus (b) all accrued and unpaid dividends thereon during each of the Corporation's fiscal years (or part thereof) during which the Series B Redeemable Preferred Stock is outstanding. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative and compound on each March 15, June 15, September 15 and December 15 of each year such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends (other than dividends with respect to the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock), distributions, redemptions or other payments may be made with respect to any other preferred stock, common stock or other capital stock of the Corporation (other than the Series C Convertible Preferred Stock). Dividends on the Series B Redeemable Preferred Stock shall be paid when declared by the Board of Directors of the Corporation. The date on which the Corporation initially issues any Series B Share shall be deemed to be its "DATE OF ISSUANCE" regardless of the number of times transfer of such Series B Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series B Share. In the event that the payment of any dividend that would otherwise be payable in cash hereunder is prohibited by the terms of any Senior Loan Agreement, such dividend shall be cumulated and paid by the Corporation on the earliest date that such payment is not prohibited by such agreement.

                           (2) In the event that in any given fiscal year the
Corporation fails to generate EBITA (as reflected on the Annual Financial Statements for such fiscal year) of at least $8,000,000 then the Series B Dividend Rate for the entire immediately subsequent fiscal year shall be determined in accordance with the following schedule:

               Actual EBITA                    Subsequent Year
                                                Dividend Rate
-----------------------------------------     -------------------
At least $7 million                                           12%
    and less than $8 million

At least $6 million                                           13%
    and less than $7 million

At least $5 million                                           14%
    and less than $6 million

Less than $5 million                                          15%


; provided, that in the event it becomes necessary to determine EBITA for a period which is less than one (1) fiscal year, such amount shall be annualized for purposes of determining EBITA.

                           (3) Except as otherwise provided herein, if at any
time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Redeemable Preferred Stock such payment shall be distributed pro rata among the holders of the Series B Redeemable Preferred Stock based upon the relative Series B Stated Value of Series B Shares held by each such holder.

                           (4) Notwithstanding anything contained herein to the
contrary, in the event that the Corporation fails to pay any dividends that are earned and payable with respect to the Series A Convertible Preferred Stock in any fiscal year on or before the applicable Series A Payment Date, then the accrual of dividends with respect to the Series B Redeemable Preferred Stock shall be suspended during the period (each a "SERIES B SUSPENSION PERIOD") from and beginning on such Series A Payment Date to but excluding the date on which such Series A Redeemable Preferred Stock dividends are paid. The Corporation shall not make any payment with respect to, nor make or cause to be made any redemption or purchase of, the Series B Redeemable Preferred Stock during any Series B Suspension Period.

                  C.       SERIES C CONVERTIBLE PREFERRED STOCK.

                           (1)      (a)  Subject to subparagraph 2C below,
dividends on each share of Series C Convertible Preferred Stock (each a "SERIES C SHARE") shall accrue and compound on a quarterly basis at the rate of 8% per annum whether or not such dividends are declared by the Board of Directors (the "SERIES C DIVIDEND Rate") on the sum of (a) $ 13.85 (the "SERIES C STATED VALUE") plus (b) all accrued and unpaid dividends thereon during each of the Corporation's fiscal years (or part thereof) during which the Series C Convertible Preferred Stock is outstanding. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative and compound on March 15, June 15, September 15 and December 15 of each year such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends (other than dividends with respect to the Series A Convertible Preferred Stock), distributions, redemptions or other payments may be made with respect to any other preferred stock, common stock or other capital stock of the Corporation. Dividends on the Series C Convertible Preferred Stock shall be paid when, if and as declared by the Board of Directors of the Corporation. The date on which the Corporation initially issues any Series C Share shall be deemed to be its "DATE OF ISSUANCE" regardless of the number of times transfer of such Series C Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series C Share. In the event that the payment of any dividend that would otherwise be payable in cash hereunder is prohibited by the terms of any Senior Loan Agreement, such dividend shall be cumulated and paid by the Corporation on the earliest date that such payment is not prohibited by such agreement.

                                    (b) In addition to any dividends paid
pursuant to subparagraph 1C(1)(a) above, the holders of shares of Series C Convertible Preferred Stock shall be entitled to receive, when and as cash dividends are declared by the Board of Directors of the Corporation upon the Common Stock, out of funds legally available for such purpose, cash dividends at the rate declared upon the Common Stock as if the Series C Convertible Preferred Stock had been converted to Common Stock.

                           (2) Except as otherwise provided herein, if at any
time the Corporation pays less than the total amount of dividends then accrued with respect to the Series C Convertible Preferred Stock such payment shall be distributed pro rata among the holders of the Series C Convertible Preferred Stock based upon the relative Series C Stated Value of Series C Shares held by each such holder.

         2. REDEMPTION. The shares of Preferred Stock shall be redeemable as follows:

                  A. MANDATORY REDEMPTION OF SERIES B REDEEMABLE PREFERRED STOCK AND SERIES C CONVERTIBLE PREFERRED STOCK.

                           (1) Not less than 20 days prior to the consummation
of any proposed Fundamental Change (as defined in subparagraph 2E) or a public offering (a "PUBLIC OFFERING") of the Corporation's securities which is registered under the Securities Act of 1933, as amended, and immediately upon obtaining knowledge of any proposed or actual Change in Ownership (as defined in subparagraph 2E), the Corporation shall give to each holder of shares of Series B Redeemable Preferred Stock written notice of such Fundamental Change, Public Offering or Change in Ownership, setting forth in reasonable detail the terms and date of consummation thereof. If within 15 days after receipt of such notice the holders of record of at least a majority of the outstanding shares of Series B Redeemable Preferred Stock shall elect, by written notice to the Corporation (a "SERIES B REDEMPTION NOTICE"), to have all (but not less than all) of the outstanding shares of Series B Redeemable Preferred Stock redeemed, the Corporation shall redeem the same (in the manner and with the effect provided in subparagraphs 2C and 2D below) not later than, in the case of a Fundamental Change, the day prior to the effective date of consummation thereof, in the case of a Public Offering contemporaneous with the Closing thereof and, in the case of a Change in Ownership, five days after the Corporation's receipt of the related Series B Redemption Notice.

                           (2) If at any time after the fifth anniversary of the
date of issuance of the Series C Convertible Preferred Stock, the holders of record of at least a majority of the outstanding shares of Series C Convertible Preferred Stock shall elect, by written notice to the Corporation (a "SERIES C REDEMPTION NOTICE"), to have all (but not less than all) of the outstanding shares of Series C Convertible Preferred Stock redeemed, the Corporation shall redeem the same (in the manner and with the effect provided in subparagraph 2C and 2D below) no later than 30 days after the Corporation's receipt of the Series C Redemption Notice.

                           (3) A Series B Redemption Notice or Series C
Redemption Notice shall be given by mail, postage prepaid, to the Corporation and shall state that the holders of record of at least a majority of the outstanding shares of the Series B Redeemable Preferred Stock or the holders of record of at least a majority of the outstanding shares of the Series C Convertible Preferred Stock, as applicable, request a redemption be made pursuant to this subparagraph 2A, and shall specify the number of shares to be redeemed, the applicable redemption price (as set forth in subparagraph 2C) and the place and date of such redemption, which date (the "MANDATORY REDEMPTION DATE") shall not be a day on which banks in the City of New York are required or authorized to close. The vote or written consent of the holders of record of at least a majority of the outstanding shares of the Series B Redeemable Preferred Stock or the holders of record of at least a majority of the outstanding shares of the Series C Convertible Preferred Stock to require the redemption of the Series B Redeemable Preferred Stock or Series C Convertible Preferred Stock, as applicable, in accordance with this subparagraph 2A shall be binding upon all of the holders of all outstanding shares of the Series B Redeemable Preferred Stock and all of the holders of the all outstanding shares of the Series C Convertible Preferred Stock respectively.

                           (4) If, following delivery of any Series B Redemption
Notice, the proposed Fundamental Change, Public Offering or Change in Ownership does not occur, any election made by the holders of the Series B Redeemable Preferred Stock pursuant to this paragraph 2A shall be deemed to have been automatically rescinded.

                  B. OPTIONAL REDEMPTION. The Corporation may at any time and from time to time redeem (i) all or any portion of the then outstanding Series A Shares or (ii) all or any portion of the then outstanding Series B Shares (in the manner and with the effect provided in subparagraph 2C and 2D below) by providing the holders of the series of preferred shares to be redeemed at least 15 days prior written notice of such redemption (an "OPTIONAL REDEMPTION NOTICE"), which notice shall specify the number of Series A Shares or Series B Shares to be redeemed, as applicable, the applicable redemption price (as set forth in paragraph 2C) and the place and date of such redemption which date (the "OPTIONAL REDEMPTION DATE" and together with the Mandatory Redemption Date, the "REDEMPTION DATE") shall not be a day on which banks in the City of New York are required or authorized to close. Any optional redemption (i) of Series A Shares shall be made pro rata among the holders of the Series A Shares and (ii) of Series B Shares shall be made pro rata among all holders of the Series B Shares. In connection with and at the time of any optional redemption of the Series A Convertible Preferred Stock, the Corporation shall deliver to the holders of the Series A Convertible Preferred Stock a certificate pursuant to which the Corporation will represent to each such holder that (i) as of the date of the Optional Redemption Notice the Corporation is not subject to any agreement or arrangement pursuant to which the Corporation will consummate a transaction or series of transactions that will result in a Public Offering of the Corporation's equity securities or a Fundamental Change and (ii) as of the date of the Optional Redemption Notice the Corporation does not have a present intention of imminently entering into any transaction described in the preceding clause (i). Notwithstanding anything to the contrary contained herein, any Optional Redemption made by the Corporation pursuant to this subparagraph 2B shall be subject to rights of conversion granted hereunder to holders of Preferred Stock.

                  C. REDEMPTION PRICE. Any redemption of the Series A Convertible Preferred Stock pursuant to subparagraph 2B shall be at a price per share (the "SERIES A

PREFERRED REDEMPTION PRICE") equal to the sum of the Series A Stated Value per share plus an amount per share equal to any unpaid dividends thereon to which the holders of such Series A Convertible Preferred Stock are entitled hereunder, whether declared or not, to the Redemption Date (the "SERIES A ACCRUED DIVIDENDS"). Any redemption of the Series B Redeemable Preferred Stock pursuant to subparagraph 2A or subparagraph 2B shall be at a price per share (the "SERIES B PREFERRED REDEMPTION PRICE") equal to the sum of the Series B Stated Value per share plus an amount per share equal to any accrued or declared but unpaid dividends thereon to the Redemption Date (the "SERIES B ACCRUED DIVIDENDS"). Any redemption of Series C Convertible Preferred Stock pursuant to subparagraph 2A shall be at a price per share (the "SERIES C PREFERRED REDEMPTION PRICE') equal to the sum of the Series C Stated Value per share plus an amount per share equal to any accrued or declared but unpaid dividends thereon to the redemption date (the "SERIES C ACCRUED DIVIDENDS"). If a Series C Redemption Notice shall have been duly given to the Corporation pursuant to subparagraph 2A and the Corporation fails to set aside and continue to keep available, on or before the applicable Redemption Date, the funds necessary to redeem the Series C Convertible Preferred Stock (a "SERIES C DEFAULT"), (i) the holders of the Series C Preferred Stock, voting as a separate class, shall have the right to elect one member to the Board of Directors, which director shall hold a position to be created by increasing the number of directors by one during the continuation of the Series C Default and (ii) the Series C Dividend Rate shall be automatically increased to 10% per annum. The provisions of clauses (i) and
(ii) of the immediately preceding sentence shall remain in effect until such Series C Default is cured. If a Series B Redemption Notice or Series C Redemption Notice shall have been duly given to the Corporation pursuant to subparagraph 2A or an Optional Redemption Notice shall have been given by the Corporation pursuant to Section 2B and if on or before the applicable Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall, forthwith after the close of business on the Redemption Date, cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the applicable redemption price therefor, without interest thereon.

                  D. REDEEMED OR OTHERWISE ACQUIRED SHARES TO BE RETIRED. Any shares of the Preferred Stock redeemed pursuant to this Paragraph 2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Preferred Stock accordingly.

                  E. DEFINITIONS. "FUNDAMENTAL CHANGE" means any (i) sale or transfer of more than 51% of the assets of the Corporation and its subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) or (ii) merger or consolidation to which the Corporation is a party, other than a merger in which the Corporation is the surviving corporation and which will not result in more than 49% of the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors being owned of record or beneficially by persons or entities other than the holders of such capital stock immediately prior to such merger. "CHANGE IN OWNERSHIP" means any sale or issuance (or series of sales or issuances) of Common Stock or the right to acquire Common Stock by the Corporation or any holders thereof which results in any person or entity or group of affiliated persons or entities, other than the owners of Common Stock or the right to acquire Common Stock as of the date of the original issuance of the Preferred Stock, owning and/or having the right to acquire more than 50% of the Common Stock on a fully diluted basis at the time of such sale or issuance or series of sales or issuances, other than in connection with a public offering of the Company's Common Stock.

                  F. PRIORITY OF SERIES C CONVERTIBLE PREFERRED STOCK.

                           With respect to any redemption contemplated by this
Paragraph 2, the right of the holders of Series C Convertible Preferred Stock to receive payment of the Series C Preferred Redemption Price shall be in all respects prior to and senior to (i) the right of the holders of the Series A Convertible Preferred Stock to receive payment of the Series A Preferred Redemption Price and (ii) the right of the holders of the Series B Redeemable Preferred Stock to receive payment of the Series B Preferred Redemption Price. No holder of Series A Convertible Preferred Stock or Series B Redeemable Preferred Stock shall receive any payment of any portion of the Series A Preferred Redemption Price or Series B Preferred Redemption Price, as applicable, until such time as all holders of Series C Convertible Preferred Stock have received payment in full of the Series C Preferred Redemption Price. So long as any Series C Convertible Preferred Stock remains outstanding, neither the Corporation nor any subsidiary of the Corporation shall redeem, purchase or otherwise acquire directly or indirectly any Series C Junior Securities. For purposes hereof, "Series C Junior Securities" shall mean any capital stock or other equity securities of the Corporation other than the Series C Convertible Preferred Stock.

                  Without the prior consent of the holders of at least 66.67% of the Series C Convertible Preferred Stock, the Corporation shall not issue, agree to issue, or issue any instrument convertible into or exchangeable for any class or series of capital stock that is prior to the Series C Convertible Preferred Stock in the right to receive payment of dividends or to receive payment of any amount upon the liquidation, dissolution or winding up of the Corporation or upon any redemption of any capital stock of the Corporation. Nothing in this Clause F shall prohibit the accrual or payment of dividends with respect to the Series A Convertible Preferred Stock or the accrual of dividends with respect to the Series B Redeemable Preferred Stock pursuant to the terms of these Articles of Incorporation.

                  G. PRIORITY OF SERIES B REDEEMABLE PREFERRED STOCK.

                           With respect to any redemption contemplated by this
Paragraph 2, the right of the holders of Series B Redeemable Preferred Stock to receive payment of the Series B Preferred Redemption Price shall be in all respects prior to and senior to the right of the holders of the Series A Convertible Preferred Stock to receive payment of the Series A Preferred Redemption Price. No holder of Series A Convertible Preferred Stock shall receive any payment of any portion of the Series A Preferred Redemption Price until such time as all holders of Series B Redeemable Preferred Stock have received payment in full of the Series B Preferred Redemption Price. So long as any Series B Redeemable Preferred Stock remains outstanding, neither the Corporation nor any subsidiary of the Corporation shall redeem, purchase or otherwise acquire directly or indirectly Series B Junior Securities. For purposes hereof, "Series B Junior Securities" shall mean any capital stock or other equity securities of the Corporation other than the Series B Redeemable Preferred Stock and the Series C Convertible Preferred Stock. Furthermore, so long as any dividends to which the holders of Series A Convertible Preferred Stock are entitled hereunder remain unpaid, the Corporation may not make any distribution or dividends on shares of the Common Stock.

                  Without the prior consent of the holders of a majority of the Series B Redeemable Preferred Stock, the Corporation shall not issue, agree to issue, or issue any instrument convertible into or exchangeable for any class or series of capital stock that is prior to the Series B Redeemable Preferred Stock in the right to receive payment of dividends or to receive payment of any amount upon the liquidation, dissolution or winding up of the Corporation or upon any redemption of any capital stock of the Corporation. Nothing in this Clause G shall prohibit the accrual or payment of dividends with respect to the Series A Convertible Preferred Stock pursuant to the terms of these Articles of Incorporation.

                  H. PRIORITY OF SERIES A CONVERTIBLE PREFERRED STOCK.

                           Without the prior consent of the holders of a
majority of the Series A Redeemable Preferred Stock, the Corporation shall not issue, agree to issue, or issue any instrument convertible or exchangeable for any class or series of capital stock that is prior to the Series A Convertible Preferred Stock in right to receive payment of dividends or to receive payment of any amount upon the liquidation, dissolution or winding up of the Corporation or upon any redemption of any capital stock of the Corporation. Nothing in this Clause H shall prohibit the accrual or payment of dividends with respect to the Series B Redeemable Preferred Stock and the Series C Convertible Preferred Stock pursuant to the terms of these Articles of Incorporation.

                  I. REPURCHASE OF STOCK FROM EMPLOYEES.

                           Notwithstanding anything to the contrary contained in
these Amended Articles of Incorporation, the Corporation shall be entitled to repurchase stock from employees of the Corporation pursuant to agreements to repurchase such stock upon the termination of employment of such employees approved by the Board of Directors of the Corporation.

         3.       LIQUIDATION.

                  A. SERIES C CONVERTIBLE PREFERRED STOCK.

                           (1) The rights of the holders of Series C Convertible
Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be senior in right with respect to the holders of all Series C Junior Securities such that the holders of Series C Convertible Preferred Stock, before any distribution or payment is made upon any Series C Junior Securities, shall be paid an amount in cash equal to the greater of (a) the Series C Stated Value per share plus an amount per share equal to any accrued or declared but unpaid dividends thereon to the date of such liquidation, dissolution or winding up and (b) the amount the holders of the Series C Preferred Stock would have received in respect of the shares of Common Stock into which the outstanding shares of Series C Convertible Preferred Stock were convertible at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable to the Series C Convertible Preferred Stock the "SERIES C PREFERRED PREFERENTIAL PAYMENT AMOUNTS").

                           (2) If, upon such liquidation, dissolution or winding
up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series C Convertible Preferred Stock shall be insufficient to permit payment to such holders of the Series C Convertible Preferred Preferential Payment Amounts then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series C Convertible Preferred Stock. A Fundamental Change or a Change in Ownership shall, at the option of the holders of a majority of the Series C Convertible Preferred Stock, be treated as a liquidation for the purposes of this subparagraph 3A.

                  B.       SERIES B REDEEMABLE PREFERRED STOCK.

                           (1) Upon any liquidation, dissolution or winding up
of the Corporation, whether voluntary or involuntary, the holders of Series B Redeemable Stock, after the holders of Series C Convertible Preferred Stock have received all amounts payable to such holders pursuant to Section 3A above, and before any distribution or payment is made upon any Series B Junior Securities, shall be paid an amount in cash equal to the Series B Stated Value per share plus an amount per share equal to any accrued or declared but unpaid dividends thereon to the date of such liquidation, dissolution or winding up (together with the Series B Stated Value, the "SERIES B PREFERRED PREFERENTIAL PAYMENT AMOUNTS").

                           (2) If, upon such liquidation, dissolution or winding
up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Redeemable Preferred Stock shall be insufficient to permit payment to such holders of the Series B Preferred Preferential Payment Amounts then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Redeemable Preferred Stock. In no event shall any merger, combination or consolidation involving the Corporation be considered a liquidation, dissolution or winding up of the Corporation for purposes of this subparagraph 3A.

                  C. SERIES A CONVERTIBLE PREFERRED STOCK. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock, after the holders of the Series C Convertible Preferred Stock and Series B Redeemable Preferred Stock have received all amounts payable to such holders pursuant to Sections 3A and 3B above, and before any distribution or payment is made upon any class of Common Stock, shall be paid an amount in cash equal to the Series A Stated Value per share plus an amount per share equal to any unpaid dividends thereon to which the holders of such Series A Convertible Preferred Stock are entitled hereunder, whether declared or not, to the date of such liquidation, dissolution or winding up (together with the Series A Stated Value, the "SERIES A PREFERRED PREFERENTIAL PAYMENT AMOUNTS"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock, after giving effect to the amounts to be distributed among the holders of the Series C Convertible Preferred Stock and Series B Redeemable Preferred Stock, shall be insufficient to permit payment to such holders of the Series A Preferential Payment Amounts, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of the Series A Convertible Preferred Stock. In no event shall any merger, combination or consolidation involving the Corporation be considered a liquidation, dissolution or winding up of the Corporation for purposes of this subsection 3B.

         4. CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES C CONVERTIBLE PREFERRED STOCK.

                  A. RIGHT TO CONVERT. Subject to the terms and conditions of this paragraph 4, the holder of any share or shares of Series A Convertible Preferred Stock or share or shares of Series C Convertible Preferred Stock shall have the right, at its option, to convert any such shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, (except that upon any liquidation, dissolution or winding up of the Corporation, the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable) at any time, into such number of fully paid and nonassessable shares of Common Stock as is obtained (a) in the case of the Series A Convertible Preferred Stock, by multiplying the number of shares of the Series A Convertible Preferred Stock so to be converted by the Series A Stated Value and dividing the result by the Series A Convertible Preferred Stock conversion price of $8.00 per share, or by the conversion price as last adjusted and in effect at the date any share or shares of the Series A Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "SERIES A CONVERSION PRICE") and (b) in the case of the Series C Convertible Preferred Stock, by multiplying the number of shares of Series C Convertible Preferred Stock so to be converted by the Series C Stated Value and dividing the result by the Series C Convertible Preferred Stock conversion price of $13.85 per share, or by the conversion price as last adjusted and in effect at the date any share or shares of the Series C Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "SERIES C CONVERSION PRICE"). Upon any conversion of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock pursuant to this subsection 4A, the Corporation shall pay to the holders of such Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as the case may be, an amount equal to any unpaid dividends thereon to which the holders of such Series A Convertible Preferred Stock or Series C Convertible Preferred Stock are entitled hereunder.

The rights of conversion contained in this subparagraph 4A shall be exercised by the holder of shares of Series A Convertible Preferred Stock or by the holder of shares of Series C Convertible Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Series A Convertible Preferred Stock or Series C

Convertible Preferred Stock, as applicable, into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                   B. MANDATORY CONVERSION. (a) Immediately prior to the first to occur of (a) the closing of the initial Public Offering of the Corporation's equity securities, (b) a Fundamental Change, or (c) a Change of Ownership, all then outstanding shares of Series A Convertible Preferred Stock shall be automatically converted into shares of Common Stock without requiring any act or notice on the part of the Corporation or any holder of such Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock to be so converted shall be converted into such number of fully paid nonassessable shares of Common Stock as is obtained by dividing the Series A Stated Value by the Series A Conversion Price then in effect. Following such conversion each certificate representing shares of Series A Convertible Preferred Stock shall represent the number of shares of Common Stock obtained by application of the preceding sentence. Any holder of certificates representing converted shares of the Series A Convertible Preferred Stock shall have the right to receive a certificate or certificates representing the Common Stock into which such Series A Convertible Preferred Stock was converted upon surrender of such Series A Convertible Preferred Stock certificate to the Corporation, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                           (b) Immediately prior to the closing of a Qualified
Public Offering or upon the receipt by the Corporation of a written election by the holders of at least 66.67% of the Series C Convertible Preferred Stock to have all of the shares of Series C Convertible Preferred Stock then outstanding converted into Common Stock (a "Series C Conversion Notice"), all then outstanding shares of Series C Convertible Preferred Stock shall be automatically converted into shares of Common Stock without requiring any further act or notice on the part of the Corporation or any holder of such Series C Convertible Preferred Stock. A Series C Conversion Notice shall be given by mail, postage prepaid, to the Corporation and shall state that the holders of record of at least 66.67% of the outstanding shares of Series C Convertible Preferred Stock request a conversion to be made pursuant to this subparagraph 4B(b), and shall specify that all shares of Series C Convertible Preferred Stock are to be converted and the applicable conversion price (as set forth in this subparagraph 4B(b)). The vote or written consent of the holders of record of at least 66.67% of the outstanding shares of Series C Convertible

Preferred Stock to require the conversion of all of the shares of Series C Convertible Preferred Stock in accordance with this subparagraph 4B(b) shall be binding upon all of the holders of the outstanding shares of Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock to be converted pursuant to this subparagraph 4B(b) shall be converted into such number of fully paid nonassessable shares of Common Stock as is obtained by dividing the Series C Stated Value by the Series C Conversion Price then in effect. Following such conversion each certificate representing shares of Series C Convertible Preferred Stock shall represent the number of shares of Common Stock obtained by application of the preceding sentence. Any holder of certificates representing converted shares of the Series C Convertible Preferred Stock shall have the right to receive a certificate or certificates representing the Common Stock into which such Series C Convertible Preferred Stock was converted upon surrender of such Series C Convertible Preferred Stock certificate to the Corporation, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. "QUALIFIED PUBLIC OFFERING" means a firm commitment underwritten public offering of Common Stock by the Corporation which results in net proceeds to the Corporation of not less than thirty five million dollars ($35,000,000).

                  C. ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in subparagraph 4A and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, to be converted, or following a tender of a certificate or certificates for a share or shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, pursuant to subparagraph 4B, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable. To the extent permitted by law, any conversion contemplated by subparagraph 4A shall be deemed to have been effected, and the Series A Conversion Price or Series C Conversion Price, as applicable, shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                                                                     Exhibit 3.1

            D0 FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. In lieu of delivering any fractional share that would otherwise be deliverable upon any conversion of Series A Convertible Preferred Stock, or Series C Convertible Preferred Stock, as applicable, the Corporation shall pay in cash to the holder thereof an amount equal to the Market Price (as defined below) of such fractional share as of the date of such conversion. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of any conversion of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, the Corporation shall at the Corporation's option pay in cash or in shares of the Corporation's Common Stock an amount equal to all unpaid dividends to which the holders of such Series A Convertible Preferred Stock or the holders of such Series C Convertible Preferred Stock, as the case may be, are entitled hereunder, whether declared or not, on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 4B or subparagraph 4C. If the Corporation chooses to satisfy its obligation to pay all or any portion of the declared or accrued and unpaid dividends on any Series A Convertible Preferred Stock or Series C Convertible Preferred Stock to be converted with the Common Stock of the Corporation as contemplated by the preceding sentence, the value of the Common Stock to be used to satisfy the Corporation's obligation to pay such dividends shall be the Market Price thereof, provided that, if the conversion giving rise to the Corporation's obligation to pay such dividends is undertaken in connection with an initial public offering of the Corporation's Common Stock, then the value of the Common Stock for purposes of satisfying such dividend payment obligation shall be the price at which the Common Stock is to be sold to the public in connection with such public offering. If the number of shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, represented by the certificate or certificates surrendered pursuant to subparagraph 4A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, represented by the certificate or certificates surrendered which are not to be converted. "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted on the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted on the NASDAQ Stock Market or the over-the-counter market, the "MARKET PRICE" shall be the fair value thereof determined by Board of Directors of the Corporation in good faith. In the event that the holders of shares of Series A Convertible Preferred Stock or holders of shares of Series C Convertible Preferred Stock have a good faith dispute as to a Market Price which is determined by the Board of Directors of the Corporation, which dispute is not resolved within fifteen
(15) days of such determination, such holders may, at their option, rescind their request for a conversion pursuant to subsection 4A hereof and retain the shares of Series A Convertible Preferred Stock or shares of Series C Convertible Preferred Stock, as applicable, for which conversion had been requested.

            E0 ADJUSTMENT OF SERIES C CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in subparagraph 4E(6) hereof, if and whenever (on or after the date of original issuance of the Series C Convertible Preferred Stock) the Corporation issues or sells, or in accordance with subparagraphs 4E(1) through 4E(5) is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Series C Conversion Price in effect at the time of the sale of such Common Stock, then, immediately upon such issue or sale, the Series C Conversion Price shall be reduced to the Series C Conversion Price determined by dividing (i) the sum of (A) the product derived by multiplying the Series C Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraph 4E(1) and 4E(2) hereof whether or not such Options or Convertible Securities are actually exercisable at such time, but excluding any shares owned or held by or for the account of the Corporation. For purposes of this subparagraph 4E, the following subparagraphs 4E(1) to 4E(6) shall also be applicable:

                  (1) ISSUANCE OF RIGHTS OR OPTIONS. If at any time the Corporation in any manner grants or sells (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "OPTIONS" and such convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) is less than the Series C Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting or sale of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 4E(3), no adjustment of the Series C Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  (2) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues (whether directly or by assumption in a merger or otherwise) or sells any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) is less than the Series C Conversion Price in effect immediately prior to the time of such issuance or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 4E(3) below, no adjustment of the Series C Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issuance or sale of such Convertible Securities for which adjustments of the Series C Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 4E, no further adjustment of the Series C Conversion Price shall be made by reason of such issuance or sale.

                  (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. If (i) the purchase price provided for in any Option referred to in subparagraph 4E(1),
(ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 4E(1) or 4E(2) or (iii) the rate at which any Convertible Securities referred to in subparagraph 4E(1) or 4E(2) are convertible into or exchangeable for Common Stock shall change at any time, then the Series C Conversion Price in effect at the time of such event shall, as required, immediately be readjusted to such Series C Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Series C Conversion Price then in effect hereunder shall, as required, forthwith be increased to the Series C Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 4E(1) or the rate at which any Convertible Securities referred to in subparagraph 4E(1) or 4E(2) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Series C Conversion Price then in effect hereunder shall, as required, forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Series C Conversion Price then in effect hereunder is thereby reduced.

                  (4) CONSIDERATION FOR STOCK. If any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the

Corporation in connection therewith. The amount of consideration deemed to be received by the Corporation pursuant to the foregoing provisions of this subparagraph 4E(5) upon any issuance and/or sale of shares of Common Stock, Options or Convertible Securities, pursuant to an established compensation plan of the Corporation, to directors, officers or employees of the Corporation in connection with their employment shall be increased by the amount of any tax benefit realized by the Corporation as a result of such issuance and/or sale, the amount of such tax benefit being the amount by which the Federal and/or state income or other tax liability of the Corporation shall be reduced by reason of any deduction or credit in respect of such issuance and/or sale. If any Options are issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the Corporation, such Options are deemed to have been issued without consideration, and the Series C Preferred Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in subparagraph 4F hereof.

                  (5) TREASURY SHARES. The disposition of any shares owned or held by or for the account of the Corporation shall be considered an issuance or sale of Common Stock for the purposes of this subparagraph 4E.

                  (6) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series C Preferred Conversion Price pursuant to this subparagraph 4E upon the occurrence of any of the following events: (i) the issuance of Common Stock upon conversion of outstanding shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock; (ii) the issuance of shares of Common Stock upon exercise of options granted to employees, officers and directors of the Corporation and consultants to the Corporation pursuant to the Corporation's 1997 Stock Option Plan or any other stock option plan or program approved by the compensation committee of the Board of Directors of the Corporation and by a majority of the entire Board of Directors of the Corporation; and (iii) the issuance in any transaction of Common Stock representing, or Convertible Securities convertible into, not more than 2% of the fully diluted Common Stock of the Corporation as of the date of issuance of the Series C Convertible Preferred Stock (after giving effect to the issuance of the Series C Convertible Preferred Stock) to any vendor, lender or other business entity in connection with a loan, strategic alliance, joint venture, acquisition or other business transaction the primary purpose of which is not the purchase of such Convertible Securities and which is approved by the Board of Directors of the Corporation; provided that the aggregate number of shares of Common Stock or Convertible Securities issued under this subparagraph 6(iii) shall in no event represent or be convertible into more than 4% of the fully diluted Common Stock of the Corporation as of the date of issuance of the Series C Convertible Preferred Stock (after giving effect to the issuance of the Series C Convertible Preferred Stock).

            F0 Subdivision or Combination of Stock, Stock Dividend. If the Corporation in any manner subdivides its outstanding shares of Common Stock into a greater number of shares, the Series A Preferred Conversion Price and the Series C Preferred Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, if the Corporation in any manner combines its outstanding shares of Common Stock into a smaller number of shares, the Series A Preferred Conversion Price and the Series C Preferred Conversion Price in effect immediately prior to such combination shall be proportionately increased. The Corporation will at all times take such action as is necessary to assure that an adequate number of shares of Common Stock are available and reserved for issuance upon conversion of all outstanding shares of Series A Convertible Preferred Stock and all outstanding shares of Series C Convertible Preferred Stock. The Corporation will not take any action with respect to any series or class of its capital stock if subsequent to such action the provisions of the preceding sentence could not be complied with. If the Corporation pays a stock dividend to the holders of its Common Stock, such dividend shall be treated as a subdivision of the Corporation's Common Stock for purposes of this subparagraph 4F.

            G0 Reorganization, Reclassification, Consolidation, Merger or Sale. If any reorganization or reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation, or any sale of all or substantially all of its assets shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock and each holder of a share or shares of Series C Convertible Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares or shares of the Series A Convertible Preferred Stock or such share or shares of the Series C Convertible Preferred Stock, as applicable, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the applicable conversion price) shall thereafter be applicable, as nearly practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation is issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Series A Preferred Conversion Price and the Series C Preferred Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

            H0 NOTICE OF ADJUSTMENT. Immediately upon any adjustment made pursuant to this paragraph 4, the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series A Convertible Preferred Stock and each holder of a share or shares of Series C Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the applicable conversion price.

            I0    OTHER NOTICES.  If at any time:

                  (1) the Corporation declares any dividend upon its Common Stock payable in cash or stock or makes any other distribution to the holders of its Common Stock;

                  (2) the Corporation offers for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there is any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets or its and its subsidiaries' assets on a consolidated basis;

                  (4) there is a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                  (5) the Corporation consummates an initial public offering of its Common Stock, then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Convertible Preferred Stock and to each holder of any shares of Series C Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place, and (c) in the case of an initial public offering of Common Stock, at least 20 days prior written notice of the date on which the same is expected to be completed. Each notice pursuant to clause (a) above shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and each notice pursuant to clause (b) above shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

            J0 NO REISSUANCE OF PREFERRED STOCK. Shares of Series A Convertible Preferred Stock and shares of Series C Convertible Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

            K0 ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of the shares of Series A Convertible Preferred Stock and shares of Series C Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock or Series C Convertible Preferred Stock which are being converted.

            L0 CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series A Convertible Preferred Stock or any Series C Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable.

      5 VOTING RIGHTS. The holders of Preferred Stock shall have no right to vote except as set forth in this Paragraph 5 and as otherwise expressly provided by law.

            (1) Each holder of the Series A Convertible Preferred Stock and each holder of the Series C Convertible Preferred Stock (i) shall be entitled to vote, together as a single class with the holders of the Common Stock, on all matters submitted to the shareholders for a vote, (ii) shall have one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Convertible Preferred Stock or Series C Convertible Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote (assuming that accrued and unpaid and declared and unpaid dividends were paid in cash or forfeited, as applicable, in connection with a conversion) and (iii) shall be entitled to notice of each shareholders' meeting in accordance with the Bylaws of the Corporation.

            (2) In addition, the affirmative vote of the holders of record of at least 66.67% of the outstanding shares of Series C Convertible Preferred Stock shall be necessary to (i) amend, alter, repeal or waive any provision of these Restated Articles of Incorporation (including any articles of amendment and whether by amendment, merger or otherwise) or the By-Laws of the Corporation so as to adversely affect the preferences, rights or powers of the Series C Convertible Preferred Stock, including, without limitation, the voting powers, dividend rights, redemption rights and liquidation preference of the Series C Convertible Preferred Stock, or change the Series C Convertible Preferred Stock into any other securities, cash or other property, (ii) issue any additional Series C Convertible Preferred Stock or increase, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series C Convertible Preferred Stock, (iii) reclassify any capital stock of the Corporation into capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series C Convertible Preferred Stock, (iv) pay dividends or distribute assets to holders of Series C Junior Securities other than dividends on the Preferred Stock in accordance with the provisions of these Amended Articles of Incorporation, or (v) redeem or repurchase any Series C Junior Securities, other than (a) the redemption of the Preferred Stock in accordance with the provisions of these Amended Articles of Incorporation, and (b) the repurchase of stock from employees pursuant to agreements to repurchase such stock upon the termination of employment of such employees approved by the Board of Directors.

            (3) The holders of Series B Redeemable Preferred Stock shall not be entitled to vote on any matter submitted to the shareholders for a vote other than as expressly provided by law.


                                II0 COMMON STOCK

      1 DIVIDENDS. The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of subdivision I of this Article Fourth with respect to the rights of holders of the Preferred Stock.

      2 LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the Series C Preferred Preferential Amounts, the Series B Preferred Preferential Payment Amounts and the Series A Preferred Preferential Payment Amounts shall have been made to the holders of all shares of Preferred Stock, the holders of Common Stock shall share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

      3 VOTING RIGHTS. All shares of Common Stock shall be identical with each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

      4 SPECIAL VOTING RIGHTS. The consent of the holders of a majority of the Common Stock and, pursuant to Article Fourth, Paragraph I.5(1), the holders of the Series A Convertible Preferred Stock and the holders of the Series C Convertible Preferred Stock, shall be required in order for the Company to reprice any Options after the occurrence of an underwritten public offering registered under the Securities Act of 1933, as amended from time to time, of the Common Stock of the Company.

                                 ARTICLE FIVE

            The name and mailing address of the incorporator is as follows:

            Name                                Address
            ----                                -------
            Laura-Jayne Urso              c/o Kirkland & Ellis
                                          153 East 53rd Street
                                          39th Floor
                                          New York, NY  10022

                                   ARTICLE SIX

            The following provisions are inserted for the regulation and conduct of the business and affairs of the Corporation and are in furtherance of and not in limitation or exclusion of any powers conferred upon it by statute:

      1 PREEMPTIVE RIGHTS. No shareholder shall have pursuant to this Certificate of Incorporation preemptive rights to acquire unissued shares of the Corporation.

      2 BOARD OF DIRECTORS POWER AS TO BYLAWS; ELECTION. The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the Bylaws of the Corporation, but any bylaw adopted by the Board may be amended or repealed by the shareholders. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

      3 MEETINGS OF SHAREHOLDERS, PRESENCE. Participation in meetings of shareholders by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other at the same time, shall constitute presence in person at a meeting. A special meeting of the Shareholders of the Corporation may be called, in accordance with the notice provisions of the Corporation's bylaws, by any shareholder or group of shareholders holding shares of the Company that represent not less than 10% of the votes that will be entitled to vote at the meeting so called.

      4 WAIVER OF CUMULATIVE VOTING. No shareholder shall be entitled to cumulate any shares of Common Stock held by such shareholder for purposes of voting to elect Directors to the Board of Directors, as provided in Section 215 of the Delaware General Corporation Law.

                                  ARTICLE SEVEN

            The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                  ARTICLE EIGHT

            SECTION 1. NATURE OF INDEMNITY. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Eight, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Eight shall be a contract right and, subject to Sections 2 and 5 of this Article Eight, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

            SECTION 2. PROCEDURE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Eight or advance of expenses under Section 5 of this Article Eight shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Eight is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Eight shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            SECTION 3. NONEXCLUSIVITY OF ARTICLE EIGHT. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eight shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

            SECTION 4. INSURANCE. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Eight.

            SECTION 5. EXPENSES. Expenses incurred by any person described in
Section 1 of this Article Eight in defending a proceeding shall be paid by the Corporation in advance of such proceeding's final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

            SECTION 6. EMPLOYEES AND AGENTS. Persons who are not covered by the foregoing provisions of this Article Eight and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

            SECTION 7. CONTRACT RIGHTS. The provisions of this Article Eight shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Eight and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Eight or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

            SECTION 8. MERGER OR CONSOLIDATION. For purposes of this Article Eight, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Eight with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                                  ARTICLE NINE

            The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

            I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of September 2000.





                                             /s/ Laura-Jayne Urso
                                       ------------------------------
                                       Laura-Jayne Urso
                                       Sole Incorporator